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                                                                    EXHIBIT 10.1












                        PINNACLE FINANCIAL PARTNERS, INC.

                         2006 ANNUAL CASH INCENTIVE PLAN





         AS APPROVED BY THE HUMAN RESOURCES, NOMINATING AND COMPENSATION
                   COMMITTEE OF PINNACLE FINANCIAL PARTNERS ON
                                 MARCH 14, 2006




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                        PINNACLE FINANCIAL PARTNERS, INC.

                         2006 ANNUAL CASH INCENTIVE PLAN

PLAN OBJECTIVES:

The overall objectives of the 2006 Annual Cash Incentive Plan (the "Plan") are to:

     1. Motivate participants in order to ensure that important corporate soundness thresholds and corporate profitability objectives for 2006 are achieved, and

     2. Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.


EFFECTIVE DATES OF THE PLAN:

The Plan is effective from March 14, 2006 (Effective Date) through December 31, 2006.


ADMINISTRATION:

The Human Resources, Nominating and Compensation Committee of the Board of Directors (the "HRNC") is responsible for the overall administration of the Plan and shall have the authority to select the associates who shall be eligible for participation in the Plan. The CFO, with the oversight of the CEO, provides periodic updates as to the status of the Plan as follows:

     o Produces status reports on a periodic basis to Plan participants, the Leadership Team and the HRNC in order to ensure the ongoing effectiveness of the Plan.

     o Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants' responsibilities to ensure fairness to all Plan participants.

     o At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRNC, for approval and distribution.

The HRNC is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRNC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRNC deems necessary or desirable. Any decision of the HRNC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.



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                                               2006 Annual Cash Incentive Plan

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ELIGIBILITY:

All associates which are compensated via a predetermined salary or hourly wage are eligible for participation in the Plan. Additionally, in order to be eligible for incentive awards, participants shall achieve a rating of at least "Meets Expectations" for overall performance for 2006. Participants who are not eligible for an award due to their performance evaluation shall be notified by their Leadership Team member as soon as possible prior to distribution of awards.


Associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission scheduled or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan.


FORFEITURE OF AWARDS:

Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards in January 2007 will not be eligible for distribution of awards under the Plan.


ETHICS:

The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action.


PLAN FUNDING:

The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.


TIMING OF AWARDS:

During January 2007, the HRNC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be distributed prior to January 31, 2007 or as soon as possible thereafter, but in no event later than March 15, 2007. No award will be distributed prior to January 1, 2007.



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                                               2006 Annual Cash Incentive Plan

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TARGET AWARD:

Each participant will be assigned an "award tier" based on their position within the company, their experience level or other factors. Each participant's Leadership Team member is responsible for notifying each participant of his or her "award tier". The "award tier" will be expressed as a percentage ranging from 10% to 50%. In order to determine the "target award", participants will multiply their "award tier percentage" by their annualized base salary as of December 31, 2006 (e.g., monthly salary times 12) or, for hourly paid associates, their hourly compensation as of December 31, 2006 multiplied by 2,080 hours (52 weeks x 40 hours per week). Overtime or other wage components are not considered in these calculations.

Participants that join the company during the period from January 3, 2006 through December 31, 2006 will be assigned a pro rata target award based on the number of days in the calendar year they were employed by the Company divided by the total number of days in the calendar year.

         Example: An associate joins the firm on July 1, 2006. As a result, this associate is employed for 184 days of a 365-day year or 50.4% of the year. Assuming their award tier is the 10% tier, for 2006, the award amount for this associate would be 10% x 50.4% or 5.04% of their annualized base salary on December 31, 2006.

AWARDS

Awards under the Plan shall be conditioned on the attainment of one or more written performance goals which may be recommended by the Chief Executive Officer and shall be determined and approved by the HRNC for the 2006 fiscal year. The HRNC shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the HRNC may consider such matters as the HRNC deems appropriate.

DISCRETIONARY INCREASES AND REDUCTIONS:

The CEO may award up to an additional 10% of base pay based on extraordinary individual performance. Likewise, the CEO may reduce a participant's award by up to 20% of the calculated award for individual performance which may have "met expectation", but whereby the participant did not exhibit a strong commitment to Pinnacle's mission or values or the participant did not achieve certain individual performance commitments for the year.

Discretionary awards outside these parameters shall be approved by the HRNC prior to distribution; however any discretionary awards to the Company's executive officers shall be approved by the HRNC prior to distribution.


AMENDMENTS, TERMINATIONS AND OTHER MATTERS:

The HRNC retains the right to amend or terminate this Plan in any manner they may deem necessary at any time including the ability to include or exclude any associate or group of


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                                               2006 Annual Cash Incentive Plan


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associates from participation in the Plan. Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship between the Plan, the Company or any associate of the Company. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.

















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                                               2006 Annual Cash Incentive Plan